Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 of Pfizer Inc. dated October 5, 1994 (No. 33-55771), as amended, April 16, 2003 (No. 333-104582) and October 16, 2009 (No. 333-162519) of our report dated June 16, 2025, with respect to the financial statements of the Pfizer Savings Plan.
/s/ KPMG LLP
Memphis, Tennessee
June 16, 2025